                                                                    EXHIBIT 10.7


                         FORM OF EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made as of November 15, 1996
by and between Genesis Energy, L.L.C. (the "Company") and       ("Executive").

                                   RECITALS:
                                   --------

     A. The Company is the general partner of Genesis Energy L.P. ("Genesis MLP") and Genesis Crude Oil, L.P. ("Genesis OLP") and is engaged in the crude oil gathering, marketing and pipeline business.

     B.  Executive is the                     for the Company.

     C. Executive desires to obtain the benefits and incentives from the Company of a written employment agreement having an initial term through December 31, 1999, and, at the Company's election, certain extension terms.

     D. The Company desires to enter into such an employment agreement with Executive.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

     SECTION 1. Employment. The Company hereby employs Executive as of the Company; provided, however, that Executive will continue as an employee of Executive's employer on the date hereof but will be seconded to the Company until January 1, 1997 at which time Executive will become employed by the Company. In such capacity, Executive will have the responsibilities and perform the services and duties described in Section 3 of this Agreement. Executive hereby accepts such employment and agrees to perform such services and duties for the Company.

     SECTION 2. Term. This Agreement will be for an initial term commencing on the effective date of that certain initial public offering of limited partnership interests in Genesis MLP and ending on December 31, 1999 (the "Initial Term"), unless sooner terminated in accordance with the provisions hereof. Thereafter, the Company will have the option, exercisable by notice to Executive given not less than 60 days prior to the expiration of the Initial Term, or any Extension Term (as hereinafter defined), to extend this Agreement for one additional term of two calendar years ending December 31, 2001, and, if, in each instance, so extended, for five additional terms of one calendar year each with the term of the last extension, if so exercised, expiring on December 31, 2006 (each such extension an "Extension Term"). Anything herein to the contrary notwithstanding, this Agreement, and Executive's employment hereunder, may be terminated at any time, with or without cause, upon notice of termination to Executive; provided, however, that in the event of any such termination without cause (including any Involuntary Termination (as hereinafter defined)), Executive will be entitled to the Termination Compensation (as hereinafter defined) set forth herein.

     SECTION 3.   Duties of Executive.  As                    , Executive will
report directly to the President and Chief Executive Officer and will have such duties and responsibilities with respect to the Company, Genesis MLP and Genesis
OLP as customarily would be undertaken by the                               of
companies engaged in businesses similar to, or competitive with, the Company. Executive will not be required to hold any other offices, positions or directorships of the Company and/or any subsidiary or affiliate of the Company during the term of this Agreement. Executive will act in the best interest of the Company, Genesis MLP and Genesis OLP and their subsidiaries and affiliates in the performance of Executive's services and duties under this Agreement. Without the prior consent of the Non-Executive Chairman of the Board of Directors of the Company, Executive will not actively engage in any other business or business activity; provided, however, that nothing herein contained will limit the right of Executive to manage Executive's personal investment activities provided that such personal investment activities do not materially interfere with the performance of Executive's duties and responsibilities hereunder or otherwise materially conflict with any policies which have been promulgated and distributed by the Company.

     SECTION 4.   Compensation.

          4.1 Compensation during the Initial Term. Subject to the terms and conditions of this Agreement, the Company will cause Executive to be paid an
annual salary of $          for the partial year ending December 31, 1996 and
will pay Executive an annual salary of $           for each of the years ending
December 31, 1997, 1998 and 1999 (such annual salary hereinafter referred to as the "Base Compensation"). The Base Compensation will reviewed annually by the Compensation Committee of the Board of Directors of the Company. In addition, Executive will be entitled to participate in the Company's Incentive Plan in accordance with the terms thereof (the "Incentive Plan Amount").

          4.2 Compensation during the Extension Terms. The Base Compensation paid by the Company to Executive during the Extension Terms will be established by the Company in connection with the election to extend the term of this Agreement pursuant to Section 2, will not be less than the Base Compensation multiplied by 1.05 with respect to the first Extension Term and thereafter not less than the Base Compensation in effect immediately prior to such election for any subsequent Extension Term and will be advised to Executive simultaneously with notice from the Company of its election to exercise an Extension Term option.

          4.3 Award of Restricted Units. The Company will grant to Executive Restricted Units ("Initial Award Units") in an amount determined by dividing $600,000 by the initial offering price of a limited partnership interest in Genesis MLP, pursuant to the Company's Restricted Unit Plan, in accordance with the terms thereof, promptly upon the adoption of such plan by the Board of Directors of the Company. The Initial Award Units shall vest in accordance with terms of the Restricted Unit Plan.

          4.4 Short Term Disability Salary Continuance. In the event of a short term illness or injury that would entitle Executive to salary continuance benefits under the Company's short term disability salary continuance plan (the "STD Plan") in effect from time to time, and Executive's years of service with the Company, as determined in accordance with the STD Plan, are not sufficient to provide 100% of the maximum amount of salary continuance that would otherwise be available to Executive with more years of service (the "Maximum STD Payment") the Company will pay Executive, as and when salary continuance payments are made under the STD Plan, an amount equal to the difference between the Maximum STD Payment and the payment made to Executive under the STD Plan.

     SECTION 5. Payment of Compensation. The compensation payable to Executive pursuant to Section 4 of this Agreement will be paid as follows:

          (i) During the term of Executive's employment by the Company

              (A) the Base Compensation will be paid to Executive in accordance with the Company's customary payroll practices; and

              (B) the Incentive Plan Amount, if any, will be paid in the manner determined by the Compensation Committee of the Board of Directors of the Company in accordance with the Incentive Plan.

         (ii) Upon termination of Executive's employment by the Company in accordance with Section 7.5(A) of this Agreement, the Termination Compensation (as hereinafter defined), if any, will be paid in accordance with the provisions of Section 7.5(C).

All payments of Base Compensation, the Incentive Plan Amount, Initial Award Units and any other amounts paid to Executive will be subject to such deductions and withholdings as, from time to time, may be required by law or as may be elected by Executive pursuant to the Company's benefit plans in effect from time to time.

     SECTION 6. Employment Benefits. During the Initial Term or any Extension Term of Executive's employment by the Company, Executive will be entitled to four weeks paid vacation. In addition, Executive will be entitled to sick leave in accordance with the Company's sick leave plans in effect from time to time, and to participate, subject to qualification requirements, in such medical, dental, life or other insurance or employee benefit plans as the Company may have in effect from time to time and generally offer to its employees.

     SECTION 7. Termination.

          7.1 Termination for Cause. This Agreement will be null and void (except for the provisions of Section 8 concerning Confidentiality which will survive any termination of this Agreement) upon the termination of Executive's employment for Cause. As used in this Agreement, "Cause" will mean (a) conviction of Executive, in a final non-appealable decision, in a court of law of a felony, a crime involving moral turpitude or any crime or offense involving the misuse or misappropriation of money, credit or other property of the Company or any subsidiary or affiliate of the Company which hereinafter may employ Executive; provided, however, that the Company may suspend Executive's employment and any payment due Executive under this Agreement during the pendency of any such criminal charge; (b) violation in any material respect of any material rule or policy promulgated and distributed by the Company, Genesis MLP, Genesis OLP or any subsidiary or affiliate of the Company which hereinafter may employ Executive (hereinafter the "Genesis Affiliates"); (c) violation, as determined in a final non-appealable decision, of any rule or regulation of any regulatory or self-regulatory body to which any of the Genesis Affiliates is subject or of which any of the Genesis Affiliates is a member including without limitation, the New York Stock Exchange, The National Association of Securities Dealers, Inc., the Commodity Futures Trading Commission and the New York Mercantile Exchange, which violation would materially reflect on Executive's character, competence or integrity; (d) a material breach by Executive of Executive's duty of loyalty to any of the Genesis Affiliates including, by way of illustration, Executive's pretermination of employment solicitation of customers or employees of any of the Genesis Affiliates, unauthorized removal of Confidential Business Information (as hereinafter defined) from the premises of any of the Genesis Affiliates and the dissemination thereof or refusal to return such Confidential Business Information to the Company; (e) Executive's material breach of this Agreement; or (f) Executive's gross misconduct, gross insubordination or willful refusal to perform the lawful duties of his employment. In no event will Executive be entitled to any compensation or payments under this Agreement following Executive's termination, or deemed termination, for Cause, provided that Executive's termination for Cause under this Agreement shall not affect Executive's rights with respect to any Initial Award Units that shall have vested at the time of termination. If, after Executive's termination of employment, it is determined that Executive's employment could have been terminated for Cause under items (a),(b),(c) or (d) above and such grounds for termination resulted in or reasonably could be expected to result in injury to the business, reputation or prospects of the Company or the Genesis Affiliates, Executive's employment shall, at the election of the Company in its sole discretion, be deemed to have been terminated for Cause. If Executive's employment and payment are suspended pursuant to item (a) above, Executive will have the right, exercisable by notice to the Company given within 15 days after any such suspension, to treat such suspension as a termination for Cause and resign from the Company without being bound by the non-compete provisions of Section 10 of this Agreement.

         Prior to any termination of Executive's employment for Cause, the Company shall afford Executive an opportunity to meet with the Company's independent directors and Chairman of the Board and present Executive's position with respect to such grounds for termination.

          7.2 Involuntary Termination. Executive's employment will be considered to have been terminated involuntarily (an "Involuntary Termination") upon occurrence of the following: (a) the duties and responsibilities of Executive shall have been substantially and materially reduced such that Executive's duties and responsibilities would no longer reasonably be considered to be
comparable to those of the             of companies similar to, or competitive
with, the Company, (b) reduction in Executive's Base Compensation or exclusion, other than for failure to meet qualification requirements, from the Company's employee benefit plans in effect from time to time and generally offered to its employees, (c) a change of greater than 75 miles in the location, on the date hereof, of the Company's principal executive offices or (d) the Company's material breach of this Agreement. Executive will promptly, but in any event within 30 days after the occurrence or discovery thereof, notify the Company of any event which Executive considers an Involuntary Termination.

          7.3 Termination under Benefit Plans. If Executive's employment is terminated in accordance with the terms of the Company's long term disability plan in effect from time to time, any unpaid portion of Executive's Base Compensation will be due Executive pursuant to this Agreement only for periods prior to such termination, and any payment pursuant to the Incentive Plan may be made solely in the discretion of the Compensation Committee and otherwise in accordance with the terms of such plan.

          7.4 Termination due to Death. If Executive dies while employed by the Company, this Agreement will immediately terminate and, except for any unpaid portion of Executive's Base Compensation for periods prior to Executive's death, no further payments will be due hereunder, whether to Executive, Executive's heirs, estate or otherwise; provided, however, that Executive's heirs and estate will be entitled to retain any Initial Award Units for a period of six months after Executive's death. Executive shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Company, which Beneficiary shall be entitled to receive any amount required to be paid as provided in this Section 7.4 in the event of the Executive's death. In the event that the beneficiary designated by Executive does not survive Executive and no successor beneficiary is selected or in the event no valid designation has been made, Executive's beneficiary shall be such Executive's estate. In the event of the death of Executive, any payment required to be made hereunder to Executive shall be made to such Executive's beneficiary or beneficiaries. In the event Executive's beneficiary is the Executive's estate, no payment shall be made unless the Company shall have been furnished with such evidence as the Company may deem necessary to establish the validity of the payment.

          7.5 Termination Compensation.

          (A) In the event the Company (i) terminates Executive's employment during the Initial Term or any Extension Term for any reason other than Cause, including any Involuntary Termination, or as provided in Section 7.3 of this Agreement, or (ii) does not exercise its option to extend the Initial Term or any Extension Term of this Agreement, the Company will pay Executive, in full settlement of all sums due Executive from the Company (excluding, however, any sums then due Executive under any of the Company's benefit plans or with respect to accrued vacation), whether under this Agreement or arising at law or in equity, a termination payment (the "Termination Compensation") equal to the greater of (i) Executive's Base Compensation for the remaining period of the Initial Term or Extension Term then in effect, as the case may be, or (ii) one year of Executive's Base Compensation at the level in effect at the time of termination or expiration without exercise of the option to extend. In addition, Executive will be entitled to (a) retain any Initial Award Units for a period of six months after Executive's termination or after expiration of this Agreement without the exercise by the Company of the option to extend, (b) such Incentive Compensation, if any, as may be payable to Executive in accordance with any Incentive Compensation plan then in effect and (c) in the event Executive elects to continue medical and/or dental coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will pay Executive, as and when required to maintain such coverage, an amount equal to the required premiums for the duration of the Non-Compete Period (as hereinafter defined).

          (B) As a condition to the right to receive the Termination Compensation, Executive will (i) execute and deliver to the Company a severance and release agreement in the form attached hereto as Exhibit A, and (ii) Executive will not, for a period (the "Non-Compete Period") equal to (a) six months in the event the Company does not exercise its option to extend this Agreement or (b) or in the event of termination of the shorter of one year after the date of Executive's termination or the unexpired portion of the Initial Term or Extension Term, as the case may be, but in no event less than six months, either directly or indirectly, compete with the Company in the crude oil gathering, marketing (including domestic crude oil trading but excluding trading solely on the New York Mercantile Exchange or other commodities exchanges) and transportation (including pipeline) business whether as an employee, officer, director, shareholder (other than as an ordinary shareholder of a publicly traded entity), partner, proprietor or otherwise, in the geographical areas in which the Company then operates or is engaged in business.

          (C) The Termination Compensation will be paid to Executive in the event of a termination pursuant to Section 7.5(A) above, in four equal installments with the first installment due on the date of such termination and the remaining installments at equal intervals thereafter over the applicable Non-Compete Period.

     SECTION 8. Confidentiality. Executive acknowledges that the business of the Company and the Genesis Affiliates is highly competitive and that the Company's method of operation, crude oil trading practices, financial condition and other matters relating to the conduct of such business, and the conduct of such business as previously conducted by Basis Petroleum, Inc. and Howell Corporation and its affiliates, comprise confidential business information (the "Confidential Business Information") which is unique and valuable to the Company. Executive further acknowledges that the use of the Confidential Business Information by Executive in competition with the Company and the Genesis Affiliates will be highly detrimental to the continued successful operation of the business of the Company and the Genesis Affiliates. Executive will keep the Confidential Business Information confidential and will not disclose it to any unauthorized parties. Executive acknowledges and agrees that the Company shall have the broadest possible protection, consistent with public policy, of the business of the Company and the Genesis Affiliates from the wrongful use by Executive of such Confidential Business Information. Confidential Business Information shall not include any information which is generally available to the public other than as a result of a disclosure by Executive or which was known to Executive prior to Executive's employment with the Company or with Basis Petroleum, Inc. or Howell Corporation and its affiliates, as the case may be.

     SECTION 9. Remedies. Each of the parties acknowledges that the rights hereunder are necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach hereof cannot reasonably and adequately be compensated by money damages and will cause a party to suffer irreparable harm. Accordingly, upon the breach by a party of any material term of this Agreement at any time, the other party shall be entitled to injunctive or other extraordinary relief in case of such breach, and such injunctive or other extraordinary relief shall be cumulative to, but not in limitation of, any other remedies to which the party may be entitled as a result of the breach of such Agreement. In the event Executive breaches this Agreement, the Company will also have the right, in addition to any other rights it may have at law, in equity or under this Agreement to cancel, withhold and/or offset any payments due Executive hereunder against any payments otherwise due to Executive from the Company, Genesis MLP or Genesis OLP. In any action to enforce any right or remedy hereunder, the prevailing party in a final non-appealable decision of a court of competent jurisdiction shall be entitled to recover such prevailing party's reasonable legal fees and expenses.

     SECTION 10. Noncompetition. If Executive resigns or otherwise terminates his employment for any reason other than the Company's breach of a material provision of this Agreement, or as a result of an Involuntary Termination, then, Executive will not, for the duration of the Non-Compete Period, directly or indirectly compete with the Company in the crude oil gathering, marketing (including domestic crude oil trading but excluding trading solely on the New York Mercantile Exchange or other commodities exchanges) and transportation (including) pipeline business at the time of such resignation or termination whether as an employee, officer, director, shareholder (other than as an ordinary shareholder of a publicly traded entity), partner, proprietor or otherwise in the geographical areas in which the Company then operates or is engaged in business. Executive will not be entitled to any compensation or payments under this Agreement following any such resignation or termination except for Incentive Compensation, if any, payable to Executive in accordance with any Incentive Compensation plan then in effect.

     SECTION 11. Amendments; Waivers. This Agreement may not be modified, revised, amended or waived in any manner except by an instrument in writing signed on behalf of each of the parties by their respective duly authorized representatives. No delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any partial exercise or waiver of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege.

     SECTION 12. Severability. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, the parties will amend this Agreement to provide a substitute provision which as nearly as possible carries out the intent of the provision so held invalid or unenforceable; provided, however, that no such amendment will in any way materially increase the obligation of either party under this Agreement. Any such determination of invalidity or unenforceability will not affect such provision in any other respect or affect any other provision of this Agreement all of which will remain in full force and effect.

     SECTION 13. Notices. All notices and other communications under this Agreement will be in writing and will be duly given (i) upon delivery if delivered personally with signed receipt acknowledging delivery; or (ii) upon dispatch if telexed (with answerback confirmation) or telegraphed (and if telegraphed confirmed by first-class mail as hereinafter provided); or (iii) if mailed, by first class mail, postage prepaid, ten business days after date of mailing, addressed as follows:

          (a)    If to the Company

                 Genesis Energy, L.L.C.
                 One Allen Center, Suite 3200
                 500 Dallas
                 Houston, Texas 77002
                 Attention:  President

          (b)    If to Executive


                 at such address as appears on the records of the Company

                 or to such other address as a party may from time to time designate in the manner heretofore provided.

     SECTION 14. Governing Law and Jurisdiction. This Agreement and the obligations of the parties hereunder will be governed by and construed in accordance with the substantive laws of the

State of Texas without regard to any conflict of law rules. Each party consents to the jurisdiction of the courts located in Harris County, Texas with respect to any action arising hereunder.

     SECTION 15. Assignment. This Agreement, and any rights or obligations hereunder, may not be assigned by either party hereto without written consent of the other; provided, however, that the Company may assign this Agreement to Genesis MLP, Genesis OLP, an affiliate of the Company which has succeeded to all or substantially all of the business of the Company or to a third party acquiring all or substantially all of the business, equity or assets of the Company.

     SECTION 16. No Third Party Beneficiaries. No person other than Executive and his beneficiaries on the one hand and the Company or its successors and assigns on the other hand shall be made a party to this Agreement directly or indirectly or have any rights or benefits under this Agreement.

     SECTION 17. Captions. The titles, captions and headings in this Agreement are inserted for convenience of reference only and are not intended to form a part of, or to affect the meaning or interpretation of, this Agreement.

     SECTION 18. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement, and will become a binding Agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 19. Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company concerning the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     SECTION 20. Advice of Counsel. Executive represents and warrants that Executive has been advised by competent counsel of his own selection as to the meaning and significance of this Agreement and all of the terms hereof.

                                 ______________________________


                                 GENESIS ENERGY, L.L.C.

                                 By:  BASIS PETROLEUM, INC.
                                      As Member


                                 By:______________________________________
                                 Jeffrey R. Serra, Chairman, President
                                  and Chief Executive Officer

                                   EXHIBIT A
                                   ---------


                                                   ________________,199_____
[Name]
[Address]
[Address]

Dear [Name]:

          This will confirm that your employment at Genesis Energy, L.L.C. (the "Company") was terminated effective ______________________________, 199_____.
Pursuant to that certain Employment Agreement between the Company and you dated
as of November           , 1996 (the "Employment Agreement"), the Company has
agreed that, in addition to your salary and accrued vacation time through ______________________________, 199_____, it will pay you the Initial Term
Termination Compensation or Extension Term Termination Compensation, as applicable (as defined in and determined and payable in accordance with the Employment Agreement).

          As a condition to the receipt of the Initial Term or Extension Term Termination Compensation and in consideration thereof, you have agreed, and hereby agree (i) that the payment of the Termination Compensation, and your salary and accrued vacation through the above specified date of termination shall be full settlement of all compensation due to you by the Company, Genesis MLP and Genesis OLP and their affiliates, (ii) to release the Company, Genesis MLP and Genesis OLP and each of their officers, directors and employees and all of their subsidiaries and affiliates and their directors, officers and employees from any claims of any kind whatsoever, except as provided herein, (iii) to maintain the confidentiality of all information concerning the business of the Company, Genesis MLP and Genesis OLP and their subsidiaries and affiliates that you have received in the course of your employment with the Company and its affiliates except information which is a matter of public record or is generally known in the trade and (iv) at the request of the Company or any of its subsidiaries or affiliates, at any time during the six-year period ending on the sixth anniversary of the above specified date of termination, to give testimony at or pursuant to any judicial, arbitral, administrative or other judicial or quasi-judicial proceedings, including depositions and other pretrial evidentiary proceedings and to cooperate and assist such companies in the preparation, prosecution or defense of any such proceedings for reasonable periods of time. In consideration of your agreement specified in subprovision (iv) above, the Company agrees to reimburse you for the expenses and out of pocket costs which you incur in connection with the services to be rendered described in subprovision (iv) above.

          This release and waiver includes but is not limited to any rights or claims under federal, state or local law, statutory or decisional, for wrongful or abusive discharge or for any personal injury or tort, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, including without limitation rights or claims under the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 ("ADEA") (except that you do not waive ADEA rights or claims that may arise after the date of this agreement). Your signature below will also constitute confirmation that you have been given at least 21 days within which to consider this release and its consequences, and that you have been advised prior to signing this agreement to consult with an attorney or any personal or financial advisor you choose.


          For a period of seven days following the execution of this agreement and release (the "Revocation Period"), you may revoke this agreement and release. In the event of such revocation, the Initial Term or Extension Term Termination Compensation will not be paid to you and this agreement and release will be null and void.

          Kindly sign and return a copy of this letter in confirmation of the foregoing.

                                 Very truly yours,

                                 GENESIS ENERGY, L.L.C.

                                 By:  BASIS PETROLEUM, INC.
                                      As Member



                                 By:______________________________________
                                    Duly Authorized Officer
Confirmed:

___________________________
[Name]
___________________________
Date